Exhibit 10.7

Execution Copy

FIRST AMENDMENT TO THE

PEDIATRIX MEDICAL GROUP, INC.

AMENDED AND RESTATED STOCK OPTION PLAN

THIS AMENDMENT (the “Amendment”), made on this 29th day of December, 2008, to the PEDIATRIX MEDICAL GROUP, INC. AMENDED AND RESTATED STOCK OPTION PLAN, as of June 4, 2003 (the “Stock Option Plan”), by Mednax, Inc., a Florida Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Pediatrix Medical Group, Inc., a Florida corporation (“PMG”), did establish the Stock Option Plan effective as of September 20, 1995, which plan was amended and restated in its entirety effective as of June 4, 2003 (as so amended and restated, the “Stock Option Plan”); and

WHEREAS, pursuant to an Agreement and Plan of Merger dated December 29, 2008, between the Company, PMG and PMG Merger Sub, Inc., a Florida corporation (the “Merger Agreement”), PMG assigned to the Company all of its outstanding obligations pursuant to (i) PMG’s stock option plans, incentive compensation plans, employee stock purchase plans and other benefit plans pursuant to which PMG’s common stock is issuable effective as of the “Effective Time” as set forth in the Merger Agreement (the “Effective Time”);

WHEREAS, the Company now wishes to amend the Stock Option Plan as of the Effective Time to reflect that assignment so as to (i) designate the Company as the “Company” wherever that term is used in the Plan, (ii) change the name of the Plan to reflect the name of the Company, and (iii) make additional modifications on account of the fact that the Company is the new plan sponsor and the issuer of Shares thereunder.

NOW, THEREFORE, as of the Effective Time, the Stock Option Plan shall be and hereby is amended as follows:

1. The name of the Plan is hereby changed to the “Mednax, Inc. Stock Option Plan”, and all references to “Company” and “Pediatrix Medical Group, Inc.” in the Plan shall hereinafter refer to Mednax, Inc., a Florida corporation.

2. Section 1 of the Stock Option Plan hereby is amended in its entirety to read as follows:

“1. PURPOSE. The purpose of the Mednax, Inc. Stock Option Plan (the “Plan”) is to advance the interests of Mednax, Inc., a Florida corporation (the “Company”), providing an additional incentive to attract and retain qualified and competent persons who are key to the Company, including key employees, Officers and Directors, and upon whose efforts and judgment the success of the Company was largely dependent, through the encouragement of stock ownership in the Company by such persons.

Pursuant to the terms of an Agreement and Plan of Merger dated December 29, 2008 (the “Merger Agreement”, between Pediatrix Medical Group, Inc, a Florida corporation (“Pediatrix”), the Company and PMG Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged into Pediatrix effective as of 11:59 P.M. on December 31, 2008 (the “Effective Time”) and as a result Pediatrix became a wholly owned subsidiary of the Company. Also pursuant to the terms of the Merger Agreement, at the Effective Time: (i) each share of common stock of Pediatrix, together with attached preferred share purchase right (“Pediatrix Common Stock”), was converted into one share of common stock of the Company, together with attached preferred share purchase right (“Company Common Stock”); and (ii) each option to purchase shares of Pediatrix Common Stock issued under the Plan, that was outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, was converted into an option to purchase the same number of shares of the Company Common Stock, on substantially the same terms and conditions (including, without limitation, vesting schedule and per share exercise price) as applied to such option to purchase Pediatrix Common Stock.”

3. In all other respects, the Stock Option Plan shall remain unchanged by the Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first written above.

MEDNAX, INC.

By:	/s/ Karl B. Wagner
Name:	Karl B. Wagner
Title:	President

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